NEWS RELEASE

ASTEC Appoints Two New Members to Board of Directors
One Director Retiring

CHATTANOOGA, Tenn. (January 22, 2024) – Astec Industries, Inc. (Nasdaq: ASTE) announced the company's board of directors (the "Board") appointed Mr. Patrick S. Shannon and Mr. Jeffrey ("Jeff") T. Jackson, new independent directors, to the Board effective as of January 18, 2024. Mr. William Bradley ("Brad") Southern, an independent director, informed the Board he will be retiring as a member of the Board effective January 18, 2024. With the election of Mr. Shannon and Mr. Jackson, and the retirement of Mr. Southern, the size of the Board increased to 11 directors, 10 of whom are independent directors. Mr. Shannon will also serve as a member of the Audit Committee of the Board and Mr. Jackson will serve as a member of the Compensation Committee of the Board.

William Gehl, Chairman of Astec's Board of Directors, said, "We would like to thank Brad for his seven years of leadership and service on the Board. His contributions have been numerous, and we wish him the best going forward." Mr. Gehl went on to say, "We are pleased to welcome Patrick Shannon and Jeff Jackson to the Astec Board. Jeff has public company Chief Executive Officer experience and a strong finance background. Patrick is a two-time public company Chief Financial Officer with deep manufacturing and international experience."

Mr. Shannon served as CFO of Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions with annual revenues in excess of $3 billion, following its spinoff from Ingersoll Rand in 2013 until his retirement in 2022. Prior to his role as CFO at Allegion, Mr. Shannon spent 11 years in various finance roles at Ingersoll Rand. He also previously served as CFO of AGCO Corporation, a global manufacturer of agricultural equipment, for two years after several years of progressive roles in accounting, controls and international finance. Prior to AGCO, Mr. Shannon was a Senior Auditor for Arthur Andersen LLC.

Mr. Jackson is the President and Chief Executive Officer of PGT Innovations Inc. (NYSE: PGTI), a manufacturer and supplier of windows, doors and garage doors with annual revenues in excess of $1.5 billion. He has been at PGT since 2005 and has held the roles of CFO, Chief Operating Officer and Treasurer. Prior to PGT, Mr. Jackson held various roles at food and beverage companies, including Hershey and Coca-Cola. Prior to that, he was an Audit Manager with KPMG Peat Marwick LLP.

About Astec

Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec's manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that include our aggregate processing equipment. For more information, visit astecindustries.com and follow us on social media.

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For Additional Information Contact:
Steve Anderson
Senior Vice President of Administration and Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com